UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (April 30, 2003)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events

See the following press release, dated April 30, 2003, announcing the Company has reduced its indebtedness due under its current credit facility to under $80 million.

For Immediate Release	Contact: Shawn M. Harrington
April 30, 2003	(860) 644-1551

GERBER SCIENTIFIC, INC. MAKES DEBT REPAYMENT

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today announced that it has reduced its indebtedness due under its current credit facility to under $80 million, in accordance with the terms of the facility agreement, with a payment of approximately $8 million made today. The previously reported level of facility indebtedness was approximately $98 million at Jan 31, 2003.

Shawn M. Harrington, chief financial officer of Gerber Scientific, Inc., said, "This payment represents a significant achievement for the company as it underscores our strong cash flow from operations, enabling us to continue to satisfy the terms of our current agreement, while we continue to work toward finalizing a new facility."

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the company operates through four wholly owned subsidiaries: Gerber Scientific Products and Spandex PLC, Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2003, October 31, 2002 and July 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the company assumes no obligation to update or revise any forward-looking statements contained in this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	April 30, 2003	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Executive Vice President (Principal Financial and Accounting Officer)